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                                                                                        Exhibit 11

                                GREENFIELD INDUSTRIES, INC.
                      STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS (1)
                            (In thousands, except per share data)

                                                        Three Months Ended       Nine Months Ended
                                                            September 30            September 30
                                                      ----------------------     -------------------
PRIMARY EARNINGS PER SHARE:                              1996       1995         1996       1995
                                                         ----       ----         ----       ----

Weighted average number of common shares outstanding       16,358     16,252       16,313     16,251
                                                      =========== ==========   =========== =========
Net income                                                 $3,959     $8,085      $20,885    $23,055
                                                      =========== ==========   =========== =========
Net income per common share                                 $0.24      $0.50        $1.28      $1.42
                                                      =========== ==========   =========== =========

FULLY DILUTED EARNINGS PER SHARE:
Weighted average number of common shares outstanding       16,358     16,252       16,313     16,251

Shares issued upon assumed conversion of the Mandatorily
Redeemable Convertible Preferred Securities                 2,788       --          1,628       --
                                                      ----------- ----------   ----------- ---------
Weighted average number of common and common
equivalent shares outstanding                              19,146     16,252       17,941     16,251
                                                      =========== ==========   =========== =========
Net income                                                 $3,959     $8,085      $20,885    $23,055

Interest expense on Mandatorily Redeemable Convertible
Preferred Securities, net of applicable income taxes          771        --         1,542       --
                                                      ----------- ----------   ----------- ---------
Net income, adjusted                                       $4,730     $8,085      $22,427    $23,055
                                                      =========== ==========   =========== =========
Net income per common share                                  **        $0.50        $1.25      $1.42
                                                      =========== ==========   =========== =========

(1) All numbers of shares in this exhibit are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period. The effect of shares to be issued upon the exercise of outstanding stock options is not material.

**  Anti-dilutive

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